Exhibit 4.1

Execution Version

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 15, 2019, is among Antero Midstream Partners LP, a Delaware limited partnership (the “Partnership”), Antero Midstream Finance Corporation, a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”), Antero Midstream Corporation, a Delaware corporation (the “Parent Guarantor”), each of the other parties identified on the signature page hereto (the “Subsidiary Guarantors”) and Wells Fargo Bank, National Association, a national banking association, as Trustee (the “Trustee”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture (as defined herein).

RECITALS

WHEREAS, the Issuers, the Subsidiary Guarantors and the Trustee are parties to an Indenture, dated as of February 25, 2019 (the “Indenture”), pursuant to which the Issuers have issued $650,000,000 in principal amount of 5.75% Senior Notes due 2027 (the “Notes”);

WHEREAS, the Parent Guarantor wishes to execute and deliver to the Trustee a supplemental indenture pursuant to which the Parent Guarantor shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”);

WHEREAS, pursuant to Section 9.01 of the Indenture, without the consent of any holders of the Notes, the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture to allow any Guarantor to execute a supplemental indenture;

WHEREAS, the Issuers desire to enter into, and have requested the Trustee to join with them, the Parent Guarantor and Subsidiary Guarantors in entering into, this Supplemental Indenture for the purpose of amending the Indenture to give effect to the Note Guarantee as permitted by Section 9.01 of the Indenture; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Issuers, of the Parent Guarantor, of the Subsidiary Guarantors and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Issuers, the Parent Guarantor, the Subsidiary Guarantors and the Trustee, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuers, the Parent Guarantor, the Subsidiary Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

1

ARTICLE I

Section 1.01. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Issuers, the Parent Guarantor, the Subsidiary Guarantors and the Trustee.

ARTICLE II

Section 2.01. Agreement to Guarantee. The Parent Guarantor hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

Section 2.02. No Recourse Against Others. No past, present or future director, officer, partner, member, employee, incorporator, manager, unit holder or other owner of an Equity Interest of the Parent Guarantor, as such, shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.

ARTICLE III

Section 3.01. Full Force and Effect. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 3.02. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Parent Guarantor, the Subsidiary Guarantors and the Issuers.

Section 3.03. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

Section 3.04. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.05. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first written above.

ANTERO MIDSTREAM PARTNERS LP
By:	Antero Midstream Partners GP LLC, its general partner

By:	/s/ Alvyn A. Schopp
Name: Alvyn A. Schopp
Title: Chief Administrative Officer, Regional Senior Vice President and Treasurer

ANTERO MIDSTREAM FINANCE CORPORATION

By:	/s/ Alvyn A. Schopp
Name: Alvyn A. Schopp
Title: Chief Administrative Officer, Regional Senior Vice President and Treasurer

ANTERO MIDSTREAM LLC
ANTERO TREATMENT LLC
ANTERO WATER LLC

By:	/s/ Alvyn A. Schopp
Name: Alvyn A. Schopp
Title: Chief Administrative Officer, Regional Senior Vice President and Treasurer

ANTERO MIDSTREAM CORPORATION

By:	/s/ Alvyn A. Schopp
Name: Alvyn A. Schopp
Title: Chief Administrative Officer, Regional Senior Vice President and Treasurer

Signature Page to First Supplemental Indenture

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick Giordano
Name:	Patrick Giordano
Title:	Vice President

Signature Page to First Supplemental Indenture